EXHIBIT 23.4

(CAWLEY, GILLESPIE & ASSOCIATES, INC. LETTERHEAD)

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES INC.

April 7, 2005

Permian Basin Royalty Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, Texas 75202-3714

Burlington Resources Inc.
717 Texas, Suite 2100
Houston, Texas 77002

Gentlemen:

     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in this Registration Statement on Form S-3, and the incorporation by reference of the oil and gas reserve information set forth in Permian Basin Royalty Trust’s Annual Report on Form 10-K for the year ending December 31, 2004 and its Annual Report to Security Holders for the year ending December 31, 2004, based on our reserve report dated February 25, 2005. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Submitted,
Cawley Gillespie & Associates, Inc.
Petroleum Engineers

/s/ Kenneth J. Mueller
Kenneth J. Mueller, P.E.
Vice President